Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated January 13, 2020

Registration Statement 333-234151

January 15, 2020

EQT CORPORATION

$1,750,000,000

$1,000,000,000 6.125% Senior Notes due 2025

$750,000,000 7.000% Senior Notes due 2030

Final Term Sheet

January 15, 2020

The information in this final term sheet should be read together with the preliminary prospectus supplement dated January 13, 2020 relating to this offering (the “Preliminary Prospectus Supplement”) and the base prospectus dated October 10, 2019 (the “Base Prospectus”), including the documents incorporated by reference therein. The information in this final term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	EQT Corporation

Offering Format:	SEC Registered

Principal Amounts:	$1,000,000,000 6.125% Senior Notes due 2025 (the “2025 Notes”) $750,000,000 7.000% Senior Notes due 2030 (the “2030 Notes”)

Maturity Date:	February 1, 2025 for the 2025 Notes February 1, 2030 for the 2030 Notes

Coupon (Interest Rate):	6.125% for the 2025 Notes 7.000% for the 2030 Notes

Benchmark U.S. Treasury:	1.750% due December 31, 2024 for the 2025 Notes 1.750% due November 15, 2029 for the 2030 Notes

Benchmark U.S. Treasury Price and Yield:	100-21¾; 1.607% for the 2025 Notes 99-20; 1.792% for the 2030 Notes

Spread to Benchmark U.S. Treasury:	+452 basis points for the 2025 Notes +521 basis points for the 2030 Notes

Yield to Maturity:	6.125% for the 2025 Notes 7.000% for the 2030 Notes

Price to Public:	100.000% for the 2025 Notes 100.000% for the 2030 Notes

Interest Payment Dates:	Semi-annually on February 1 and on August 1, commencing on August 1, 2020

Record Dates:	January 15 and July 15

Make Whole Redemption Provision:

At any time prior to January 1, 2025 at a discount rate of U.S. Treasury plus 50 basis points for the 2025 Notes

At any time prior to November 1, 2029 at a discount rate of U.S. Treasury plus 50 basis points for the 2030 Notes

Par Redemption Provision:

At any time on or after January 1, 2025 (one month prior to the maturity date of the 2025 Notes) for the 2025 Notes

At any time on or after November 1, 2029 (three months prior to the maturity date of the 2030 Notes) for the 2030 Notes

Trade Date:	January 15, 2020

Settlement Date:	January 21, 2020 (T+3) Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes on the date of pricing should consult their own advisors.

Use of Proceeds:

We expect to use the net proceeds from this offering to repay or redeem all of our outstanding floating rate notes due 2020 and all of our outstanding 2.500% senior notes due 2020, with the remaining proceeds to be used to repay or redeem other outstanding indebtedness, including all or a portion of our outstanding 4.875% senior notes due 2021.

Ratings*:	Ba1/BBB-/BBB- (negative/negative/negative) (Moody’s/S&P/Fitch)

CUSIP/ISIN:	26884L AH2 / US26884LAH24 for the 2025 Notes 26884L AG4 / US26884LAG41 for the 2030 Notes

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

BMO Capital Markets Corp.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

The Huntington Investment Company

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Citizens Capital Markets, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIP key information document (KID) has been prepared as not available to retail in EEA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 800-294-1322 or by calling J.P. Morgan Securities LLC collect at 212-834-4533.